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                                                                    Exhibit 99.a


[LETTERHEAD OF ONEOK APPEARS HERE]                                Financial News

For Immediate Release:  September 20, 2001

Contact:  Weldon Watson, 918-588-7158




                     ONEOK ANNOUNCES STOCK REPURCHASE PLAN
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     Tulsa, Oklahoma - ONEOK, Inc., (NYSE:OKE) today announced that its board of directors has approved a stock repurchase program for up to 10 percent of its capital stock.

     The program authorizes ONEOK to make purchases of its common stock in the open market. The timing and terms of purchases, and the number of shares actually purchased, will be determined by management based on market conditions and other factors. Purchases will be conducted in accordance with applicable rules of the Securities and Exchange Commission.

     The purchased shares would be held in treasury and available for general corporate purposes or resale at a future date, or will be retired. Any purchases will be financed with short-term debt, or made from available funds.

     The announcement is not a request or offer for tender of shares to the company. The company currently has approximately 59.6 million shares outstanding.

     ONEOK, Inc., is a diversified energy company involved in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent area of the United States. The company's energy marketing and trading operations provide service to customers in 28 states. The company is also the largest natural gas distributor in Kansas and Oklahoma, serving 1.4 million customers. ONEOK is a Fortune 500 Company.
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Information is available on the ONEOK web site at www.oneok.com.